QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on August 25, 2004

Registration No. 333-116940

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

VISTA MEDICAL TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	94-3184035 (I.R.S. Employer Identification No.)
2101 Faraday Avenue, Carlsbad, California 92008 (760) 603-9120 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

John R. Lyon
President and Chief Executive Officer
2101 Faraday Avenue, Carlsbad, California 92008 (760) 603-9120
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael S. Kagnoff, Esq.
Jason M. Hannon, Esq.
Heller Ehrman White & McAuliffe LLP
4350 La Jolla Village Drive, 7th Floor
San Diego, California 92122-1246
Telephone: (858) 450-8400
Facsimile: (858) 450-8499

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering:    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:    ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, $0.01 par value	10,573,497	$1.60	$16,917,596	$2,144

(1)
Includes 3,764,953 shares issuable to the selling stockholders upon exercise of warrants for the purchase of shares of the Registrant's Common Stock and 915,000 shares of the Registrant's Common Stock issuable to the selling stockholders upon conversion of outstanding shares of Series A Convertible Preferred Stock. Common Stock offered hereby shall, in accordance with Rule 416 under the Securities Act of 1933, also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of Registrant's Common Stock on the Nasdaq SmallCap Market on June 24, 2004.

(3)
Previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission (the "SEC"), acting pursuant to said Section 8(a), may determine.

Subject to Completion Dated August 25, 2004

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

VISTA MEDICAL TECHNOLOGIES, INC.

5,893,544 Shares of Common Stock and

3,764,953 Shares of Common Stock
Issuable upon Exercise of Warrants and

915,000 Shares of Common Stock
Issuable upon Conversion of Outstanding Shares of Series A Convertible Preferred Stock

        This prospectus may be used only in connection with the resale, from time to time, of up to 5,893,544 shares of our common stock, $0.01 par value, held by the selling security holders identified in this prospectus, up to an additional 3,764,953 shares of our common stock that may be acquired by the selling security holders upon the exercise of our stock purchase warrants, and up to 915,000 shares of our common stock, $0.01 par value that may be issued upon conversion of outstanding shares of Series A Convertible Preferred Stock. Information on the selling security holders, and the times and manner in which they may offer and sell shares of our common stock under this prospectus, is provided under "Selling Security Holders" and "Plan of Distribution," respectively, in this prospectus. We will not receive any proceeds from the sale of these shares by the selling security holders under this prospectus. We will receive proceeds upon cash exercise of the warrants, to the extent the warrants are so exercised.

        Our address is 2101 Faraday Avenue, Carlsbad, California 92008, and our telephone number is (760) 603-9120. In this prospectus, "Vista Medical Technologies," the "Company," the "Registrant," "we," "us" and "our" refer to Vista Medical Technologies, Inc.

        Our common stock trades on the Nasdaq SmallCap Market under the symbol "VMTI." On August 24, 2004, the closing price for our common stock, as reported on the Nasdaq SmallCap Market, was $1.55 per share.

        Investing in our common stock involves certain risks. See "Risk Factors" beginning on Page 3 of this prospectus for the risks you should consider. You should read the entire prospectus carefully before you make your investment decision.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004

i

 ABOUT VISTA MEDICAL TECHNOLOGIES, INC.

        Our company was founded in 1993 primarily to develop advanced visualization technologies for complex minimally invasive surgical procedures. It was through the application of this technology in laparoscopic gastric bypass surgery that we subsequently developed a suite of consulting products and services for the initiation, operation and management of obesity surgery programs. Starting in early 2003, our Visualization Technology business, located in Westborough, Massachusetts, and our Obesity Surgery Management Services business unit (VOW Solutions, Inc.), located in Carlsbad, California, functioned as individual business units. In April 2004, we sold the Visualization Technology business to concentrate on the obesity surgery services market. We intend Vista Medical to become a niche health care services company, focused on the disease state management of chronic obesity.

        We originally began offering training and consulting services to the obesity surgery market in 2000. We currently operate this business through our subsidiary VOW Solutions, Inc., or VOW, which we formed in 2003 to focus the delivery of our bariatric service products to our client base. Following the disposition of our Visualization Technology business, we are a development stage company with unproven prospects.

        Through VOW, we develop and market products and services for the bariatric surgery market. Bariatrics is the medical science of weight reduction and nutrition; bariatric surgery, a specialized area of general surgery, is focused on surgical weight reduction solutions for the very severely or morbidly obese. VOW is exclusively focused on implementing disease management strategies for the control of severe obesity. The vision of our VOW business is to enable healthcare providers and organizations in the ongoing evolution of the highest standards of treatment and services to optimize the quality of life for morbidly obese patients. Our mission is to deliver the leading management portfolio of services and products for the clinical and business development of continually successful obesity surgery programs.

        Since 2000, through our Laparoscopic Bariatric Surgical (LBS) Preceptorship program, we have assisted in the development, for others, of 60 bariatric surgical centers based in hospitals across the United Sates and provided consulting products to some 35 others. These centers provide surgical treatment, specifically the minimally invasive roux en-y gastric bypass procedure, to morbidly obese patients. The products and services we have supplied this customer base include: our Blueprint study, a customized feasibility analysis for bariatric program development; our clinical training program which provides surgical teams with a comprehensive introduction to the performance of minimally invasive gastric bypass surgery; our implementation and consulting services, which facilitate the initiation and efficient operation of bariatric surgical programs; and marketing tools, such as a radio commercial, which clients may customize for use in their local markets to inform prospective patients about the availability of gastric bypass surgery at their hospital. Until April 2004, when we sold our Visualization Technology business, we also supplied our 3-D endoscopic visualization system for use in the performance of minimally invasive gastric bypass surgery.

        Patient demand for an effective and proven surgical solution to the chronic health conditions caused by morbid obesity has accelerated the number of surgical procedures performed from approximately 16,000 a decade ago to approximately 103,000 in 2003, according to the American Society for Bariatric Surgery. We believe that, by building upon the expertise, market position and relationships we developed in our initial business line described above, we now have the foundation to become a leading provider of (i) disease-specific program management in bariatric surgery and (ii) an expanded suite of related consulting services. Our business model is to develop a network of bariatric surgical centers, under our management, but each one owned by our client hospital, which will provide patients with all necessary services both pre- and post-surgery. As manager of the program we will co-ordinate all the administrative and marketing functions on behalf of our client and provide patient services as appropriate, particularly in the long-term monitoring of care after surgery. The revenue model is based upon a monthly management fee and a per-patient fee. We also intend to develop the

VOW brand name to provide a national identity for our locally managed programs and to leverage the centralized provision of certain services to our clients, such as for example, the processing of medical insurance approval. Additionally, we will continue to develop our consulting services as described above, targeted at those clients which do not require a complete management package but which need specific assistance with individual components of their bariatric surgical programs. The revenue model for our consulting business is fee-for-service.

        We believe that our company is appropriately positioned to execute this business model; we have a track record of helping develop successful bariatric surgical programs since 2000 and, since September 2003, have strengthened our management team to include executives with relevant healthcare services experience in general and bariatric program management in particular. However, as a company, we do not have extensive experience in the management of programs and, until we can demonstrate this ability, it is a risk factor to be taken into consideration by prospective investors.

        While the United States market is the most important geographic segment for our business in the next five years, it is a fact that growth of obesity is a global phenomenon. We are therefore examining ways in which we can translate our business model into international markets.

        Our goal is to become the leading obesity disease management and consulting company. Our initial focus on the severely obese patient, and gastric bypass surgery as the solution, is the platform upon which we will expand service to new obesity therapies as they are developed. We also plan to integrate a bariatric medical model into our surgical protocols, both to facilitate the long term care of post-surgical patients, and in due course, for treatment of obese patients who are not surgically qualified.

        Our address is 2101 Faraday Avenue, Carlsbad, California 92008, and our telephone number is (760) 603-9120. Our Internet addresses are www.vistamt.com and www.vowsolutionsinc.com. No portion of our websites is incorporated by reference into this prospectus.

PROSPECTUS SUMMARY

        This prospectus relates to resale of up to 10,573,497 shares of common stock, which includes 3,764,953 shares of common stock issuable upon the exercise of warrants, and 915,000 shares of our common stock issuable upon conversion of outstanding shares of our Series A Convertible Preferred Stock, held by the security holders listed under "Selling Security Holders." The shares, warrants and Series A Convertible Preferred Stock were issued in three separate financing transactions. The first such transaction occurred in March 2003, in which we sold the 915,000 shares of our Series A Convertible Preferred Stock being registered hereunder to a small group of accredited investors. The second transaction was a private placement of 439,000 shares of our common stock and warrants to purchase up to an additional 219,500 shares of our common stock to accredited investors in February 2004. The third transaction was the private placement of 5,454,544 shares of our common stock and warrants to purchase up to an additional 2,727,272 shares of our common stock to accredited investors in May 2004. This third transaction also included the issuance of warrants to the placement agent for that financing to purchase up to 818,181 shares of our common stock. The selling security holders may sell their shares of common stock in the open market at prevailing market prices or in private transactions at negotiated prices. They may sell the shares directly, or may sell them through underwriters, brokers or dealers. Underwriters, brokers or dealers may receive discounts, concessions or commissions from the selling security holders or from the purchasers, and this compensation might be in excess of the compensation customary in the type of transaction involved. See the section of this prospectus entitled "Plan of Distribution." In this prospectus, we refer to our common stock simply as "common stock" and refer to the common stock purchase warrants described above as "the warrants."

        We will not receive any proceeds from the potential sale of the 10,573,497 shares offered by the selling security holders. We will receive proceeds upon the exercise of the warrants to the extent they are exercised for cash. Warrants to purchase up to 219,500 shares of our common stock have an exercise price of $1.97 per share; warrants to purchase up to 2,999,999 shares of our common stock have an exercise price of $0.95 per share; and warrants to purchase up to 545,454 shares of our common stock have an exercise price of $1.02 per share. The aggregate amount of consideration we could receive from the exercise of all such warrants is $3,838,777.

RISK FACTORS

        You should carefully consider the following risks and uncertainties before you invest in our common stock. Investing in our common stock involves risk. If any of the following risks or uncertainties actually occurs, our business, financial condition or results of operations could be materially adversely affected. Additional risks and uncertainties of which we are unaware or which we currently believe are immaterial could also materially adversely affect our business, financial condition or results of operations. In any case, the trading price of our common stock could decline, and you could lose all or part of your investment. See also, "Note Regarding Forward Looking Statements."

Risks Related to our Business and Industry

As a company, we do not have direct experience in the management of health care service businesses such as bariatric surgical programs.

        As a company we do not have direct experience in the management of bariatric surgical programs. We have been involved in the development of bariatric surgical programs since 2000, but have never directly managed these programs. As such, we have only a limited and indirect operating history upon which an evaluation of our prospects can be based. In addition, the bariatric surgical market is relatively new and is expanding rapidly, which can cause changes in the way clients react to the services offered. We believe that our management model is appropriate for the market, but we have yet to prove it. To be successful, it is crucial that we develop strong affiliations with hospitals and surgical centers, and we have not yet proven our ability to do so. Also, we must respond to competitive developments and attract, retain and motivate experienced staff. There can be no assurance that we will be successful in addressing those market conditions or in implementing our business strategy. There can be no assurance that we will be able to achieve or sustain revenue growth or profitability.

        In addition, our business model is to provide management services to owners of surgical programs. As a result, we will not have an ownership interest in those programs, which will make it more difficult to sustain revenues. Our services could be terminated due to this lack of ownership.

Roll-out of our VOW Centers depends on our entering into agreements with hospitals and surgeons; the time to conclude these agreements may be extended and thereby delay or prevent the implementation of our strategy.

        We plan to set up our VOW Centers in conjunction with hospitals and surgeons. There can be no assurance that negotiations for the establishment of these Centers will not be protracted or impossible to negotiate satisfactorily. Our experience to date is limited to one existing management contract in place since February 2004 and we are in active negotiation for others; however, we cannot accurately predict the time and expense involved in these negotiations, and any unexpected delays could negatively impact the execution of our strategic plan.

We need to increase market awareness and acceptance of our new business model.

        To our company's knowledge, the comprehensive services offered by our new VOW Solutions business model have not been available to date on a national level. While we have previously supplied clinical training services to some 60 clients and consulting services to some 35 clients, we have not yet widely promoted our program management services. As a result, providers of bariatric surgery are not yet generally aware of the services we offer. In order to accomplish our strategic and business plans, we will have to quickly and effectively increase market awareness of our management model and the VOW brand name, and convince doctors, hospitals and patients of the benefits of these services. Among other things, this will require that we:

  •
  increase awareness of our complete service offering;

  •
  strengthen our brand name to increase visibility;

  •
  continue to upgrade and expand our services; and

  •
  increase awareness of the availability of surgery as a means of treating severe obesity.

We cannot assure you that we will be able to accomplish these objectives.

After establishing VOW Centers, we must continue to prove our value proposition.

        In order to successfully negotiate and complete agreements with doctors and hospitals to establish VOW Centers, we will present them with our projected revenues and operational metrics. We cannot assure you that our projections will prove accurate or that we will be able to provide the anticipated metrics. Our projections are based on limited input and operational history and failure to meet such projections will negatively impact our business.

The provision of health care services is subject to considerable regulation by state and federal agencies.

        The Centers will need to comply with many laws and regulations, both state and federal, which govern the provision of health care services. If they fail to comply with any such laws and regulations, then the penalties involved could be serious, time-consuming for management and expensive. Inexperience in health care services could contribute to an inadvertent breach of laws or regulations.

We operate in a competitive market; new technologies, procedures, or pharmaceuticals could radically change the modality of treatment of morbid obesity and negatively impact the economics of our obesity surgery business.

        The market for products and services that address morbid obesity is attractive and therefore competitive and new offerings and technologies are in development by several companies. For example, we are aware of developments, primarily involving stimulation or balloon technology, which may come to the market in the next few years. These devices would be implanted or placed in a relatively simple endoscopic procedure. These alternatives may prove to be more effective, less risky and/or cheaper than gastric bypass. If this turns out to be the case, our ability to generate revenues will be negatively affected. Also, many pharmaceutical companies are researching drug therapies for combating obesity. If they prove successful in finding a more effective solution for morbid obesity, then demand for a surgical option is likely to decline substantially. We cannot guarantee that we will compete successfully against our current or potential competitors, especially those with significantly greater financial resources or brand name recognition.

We expect to compete with several companies which have the same objectives as us.

        There are several companies which intend to provide services to the morbid obesity market; while their business model is not identical to ours, the end result is likely to be that we will compete with each other in offering consulting and program management services. Three of these companies, to the best of our knowledge, include bariatric surgeons in their management or ownership. This may prove to be an advantage over us in gaining access to potential clients. Other companies have only a partial service offering, which may allow them, because of lower overhead, to operate in their niche at a price advantage to full-service companies such as ours. In any case, we expect that the market will continue to be attractive and that new entrants are likely.

If we fail to retain our key personnel and hire, train and retain additional qualified and experienced employees, we may not be able to compete effectively, or expand our consulting business and the number of Centers as planned, both of which could result in reduced revenues.

        Our future success will depend to a large extent on retaining our core operating management team and recruiting sufficient qualified employees to manage and staff our Centers. There is likely to be a competitive labor market for such staff and there is no assurance that we will be able to attract and retain an adequate number of suitable employees. If we are unable to do this, then we may not be able to operate and expand our Centers as planned, which may reduce our revenues.

        To be successful, we must strengthen awareness of our services through our marketing efforts and through establishment of additional VOW Centers. We have a limited marketing and business development force through which the efforts will be conducted, and we will rely heavily on each of these individuals. We cannot assure you that we will be able to attract and retain sufficient qualified personnel.

        Our current key employees are John R. Lyon, President and Chief Executive Officer; Michael H. Owens, M.D., Chief Medical Officer and President of VOW Solutions, Inc.; Howard Sampson, Chief Financial Officer; Joann Harper, PhD., Vice President Product Development, Implementation and Operations; Stephen F. Sedlock, Vice President of Marketing; Mary Lou Walen, Associate Vice President, Customer Relations; Aimee Johnston, Assistant Vice President, Bariatric Management Services. We do not maintain key personnel life insurance policies on any of these individuals.

If we are not able to attract and retain key doctors to participate in our advisory board, it may adversely affect our ability to develop our products and services and expand our business.

        Members of our clinical advisory board consult with us exclusively but are free to consult with other non-competing companies and are employed elsewhere on a full-time basis. As a result, they only spend a limited amount of time on our business. Although we have entered into consulting agreements, including confidentiality provisions with each of the members of our clinical advisory board, the consulting and confidentiality agreements between us and each of the members of our clinical advisory board may be terminated or breached.

Our failure to effectively manage our growth could have a material adverse effect on our business.

        Growth in our business will place a significant strain on our management systems and resources. We have only recently begun to focus on providing management services, and we have hired persons with appropriate skills. However, these people have not previously worked together, and it will take time and effort to develop efficient working processes and relationships. We will need to continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, train and manage our workforce. We are a small company with limited resources, so we lack the ability to increase our capacity to provide services prior to assurances that those services will be paid for by customers. As a result, each new management contract will require significant operational efforts as we hire personnel to staff the new project. We expect that the number of our employees will continue to increase for the foreseeable future. We will have to maintain close coordination among our technical, accounting, finance, marketing and sales departments.

Now that we have disposed of our Visualization Technology business, our future success will depend solely on our ability to establish and grow our obesity surgery management business.

        The sale of our Visualization Technology business closed on April 15, 2004, and our future success as a company will depend on our ability to execute on the establishment and growth of our Obesity Surgery Management Services business. As a company, we have limited experience in the provision of surgical services. We will also be required to build this business from a relatively small base, finding partners and surgeons willing to participate. We cannot assure you that we will be able to build a successful services business in the long term.

We have only limited experience directly marketing our service products overseas and may not be successful in exporting our business model into international markets.

        We have limited experience in directly marketing our services overseas. While the increase in severe obesity is a global health care problem, the individual complexity of foreign health care systems may prevent acceptance of our business model which has been originally designed for the US market. Also, changes in overseas economic conditions, currency exchange rates, foreign tax laws or tariffs or other trade regulations could negatively impact our efforts to expand business. The anticipated international nature of our business is also expected to subject our representatives, agents and distributors to laws and regulations of the foreign jurisdictions in which they operate or in which our services are sold.

Risks Related to our Financial Results and Need for Financing

We will likely require additional funding to continue development of our business and support our future operating plans. These funds may not be available on acceptable terms, if at all.

        At June 30, 2004, we had cash, cash equivalents and short-term investments of $3,817,000. We believe that these cash resources, excluding revenues from operations, will not be sufficient resources to operate our business beyond 2005. Unless we generate significant revenues from operations, we will need additional funding to continue development of our business.

        We expect that the cash flows produced by our VOW business will be unpredictable in the near term, increasing our likely need for additional funding. There can be no assurance that such capital will be available to the extent required, or at all, and such capital may not be available on commercially reasonable terms. The amount of additional capital that we may need to raise will depend on many factors, including:

  •
  the extent to which the VOW Centers and other services gain market acceptance,

  •
  the speed with which we can execute our plan;

  •
  the levels of reimbursement for procedures performed; and

  •
  the extent of competition.

        The amount of additional capital we will need will depend on many factors, including the extent to which we strive to expand our business. Most of the additional funding we will require will go towards the marketing our services to increase market awareness and acceptance. If we are unable to raise these additional funds, our ability to expand our business will be harmed.

We have a history of losses and may not become profitable.

        Since our formation in July 1993, and as of June 30, 2004, we have incurred cumulative net losses of $70.0 million. Specifically, we incurred net losses of $1.1 million in 2002 and $2.2 million in 2003.

We expect to incur losses for the foreseeable future. We may never achieve or sustain profitability in the future. Even if we achieve profitability, we may not be able to sustain it on an ongoing basis.

Our future financial results will fluctuate significantly.

        As a result of our limited operating history, we cannot predict our future revenues or operating results. We do, however, expect our future revenues and operating results to fluctuate due to a combination of factors, including the potential costs of establishing VOW Centers.

        Our future operating expenses are expected to increase in future periods as we intend to establish VOW Centers, expand our sales and marketing operations, expand our service capabilities and improve our internal operating and financial systems. In addition, our operating expenses are based on our expectations of future revenues, and are relatively fixed in the short term. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we have a shortfall in revenues in relation to our expenses, or if our expenses increase before our revenues do, then our business for a particular period would be materially adversely affected.

        Because of all of these factors and the other risks discussed in this section, we believe that our quarterly and annual revenues, expenses and operating results likely will vary significantly in the future. If this occurs, any or all of the following may result:

  •
  the market trading price of our common stock may fluctuate, negatively impacting the ability of stockholders to buy and sell our shares at consistent prices;

  •
  we may have difficulty raising funds in the future at prices that are acceptable to us; and

  •
  investors may be less willing to purchase our shares for lack of consistent operating results.

Our liquidity and capital requirements will be difficult to predict.

        Our liquidity and capital requirements will depend upon other numerous factors, including the following:

  •
  The extent to which our products and services gain market acceptance;

  •
  Costs associated with establishing marketing, and operating our obesity related programs; disease state management business, including the VOW Center.

  •
  The timing and costs of product and services introductions;

  •
  The extent of our ongoing product and service development programs;

  •
  The costs of sponsorship training of the physicians to become proficient in the use of applicable surgical products and procedures; and

  •
  The costs of developing marketing and distribution capabilities for our consumer products.

Even if we are successful in raising additional funds, circumstances, including slow rate of market acceptance of our products or our inability to scale up our operations, would accelerate our use of proceeds from any offering we might do and require us to seek additional funds to support our operating requirements.

 Risks Related to the Securities Markets and Ownership of our Common Stock

The terms of our March, 2003, preferred stock financing confer senior rights on the holders of Series A Convertible Preferred Stock, and these rights may impair the interests of our common stockholders or impact our results of operations.

        We issued 1,000,000 shares of our Series A Convertible Preferred Stock (the "Series A Shares") in March, 2003, which were created pursuant to the terms of a Certificate of Designations, for an aggregate of $950,000 in cash. In connection with this financing, the purchasers of Series A Shares were granted several significant rights senior to the rights of holders of our common stock. Among other rights, in the event of a liquidation, dissolution or winding up of our company (including consolidations, mergers or other sales), holders of Series A Shares will be entitled to receive up to $3.80 per share held by them, in preference to any distribution to the holders of common stock. Also, pursuant to the Certificate of Designations, we must obtain the consent of the holders of at least two-thirds of the outstanding Series A Shares in order to undertake certain actions, including capital expenditures and the issuance of securities. Additionally, for so long as any Series A Shares remain outstanding after three hundred ninety (390) days following the initial issuance of any Series A Shares, the holders of Series A Shares will be entitled to elect the greater of (i) two members of our Board of Directors or (ii) twenty-five percent (25%) of the total members of our Board of Directors.

        We redeemed 85,000 Series A Shares in June 2004 for $200,000, and have the right to redeem an additional 300,000 at any time on or before January 15, 2006 in exchange for $500,000. If we choose to redeem the additional 300,000 Series A Shares, we will use cash that would otherwise fund our business operations. Although we may believe that such a redemption is the best available business option, valuable cash would nonetheless be consumed, which would impact our ability to fund operations or grow our business.

Our common stock is currently listed in The Nasdaq SmallCap Market pursuant to an exception from the continued listing rules and we must comply with the terms of that exception to maintain our listing.

        The quantitative standards for continued listing on the Nasdaq SmallCap Market requires a company to have stockholders' equity of at least $2,500,000 (or satisfy alternative requirements). Failure to comply with these requirements subjects a company to de-listing proceedings. We received notification on March 1, 2004 of a Nasdaq Staff Determination indicating that we fail to comply with the Stockholders' Equity requirement for continued listing set forth in Marketplace Rule 4310(c)(2)(B), and that our common stock is, therefore, subject to delisting from the Nasdaq SmallCap Market. We requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination, which stayed the delisting of our common stock pending the Panel's decision. On May 7, 2004 we received a decision from the Nasdaq Listing Qualifications Panel to continue the listing of our common stock on the Nasdaq SmallCap Market pursuant to the following exceptions: On or about June 1, 2004 we must have made a public filing with the SEC and Nasdaq including disclosure that we raised at least $3,600,000 in additional equity, net of expenses, as well as a description of the completed event or transaction(s) that enabled us to satisfy the $2,500,000 shareholders' equity requirements; an affirmative statement that, as of the date of the report, we believe we have regained compliance with the $2,500,000 shareholders' equity requirement based upon the event or transaction(s) referenced therein; and a disclosure that the Panel will continue to monitor our ongoing compliance with the minimum shareholders' equity threshold until we have evidenced compliance with that requirement via a publicly filed balance sheet and demonstrated an ability to sustain compliance with the minimum shareholders' equity requirement over the long term. With the closing of our recent financing, we achieved these requirements and made the required filings.

        In addition, on or before August 16, and November 15, 2004 we are required to file Forms 10-Q for the quarters ending June 30, and September 30, 2004, respectively, with the SEC and Nasdaq, evidencing our continued compliance with the $2,500,000 shareholders' equity requirement. We made the required Form 10-Q filing on August 16, 2004. In order to fully comply with the terms of this exception, we must be able to demonstrate compliance with all requirements for continued listing on the Nasdaq SmallCap Market. If we are unable to do so, our securities will be delisted from the Nasdaq SmallCap Market.

        The delisting of our common stock from the Nasdaq SmallCap Market, if it occurs, may materially impair our stockholders' ability to buy and sell shares of our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. In addition, the delisting of our common stock could significantly impair our ability to raise capital should we desire to do so in the future. The continued listing of our common stock on the Nasdaq SmallCap Market is therefore very important to us.

There is a limited market for our common stock and therefore investors may not be able to liquidate their investment in the foreseeable future, if at all.

        There is a limited market for our common stock even though it is publicly quoted, and the market is not expected to increase significantly in the foreseeable future. For example, we only have 190 shareholders of record and the average daily trading volume in our stock is approximately 20,000 shares. The limited trading market for our common stock may cause fluctuations in the market value of our common stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market. The lack of an active trading market in our stock may also cause investors to be unable to sell all of their desired shares of common stock on short notice and the sale of a large number of shares at one time could temporarily depress the market price. An investment in our company is highly speculative, and an investor should be able to withstand a total loss of the investment.

Our stock price could continue to be volatile and your investment in our common stock could suffer a decline in value, adversely affecting our ability to raise additional capital.

        The market prices and trading volumes for securities of emerging companies, like ours, have historically been highly volatile and have experienced significant fluctuations unrelated to the operating performance. The market price of our common stock has historically been highly volatile. For example, between February 2002 and May 2003, the trading price of our common stock ranged from $0.77 to $4.59. The trading price of our common stock may continue to be significantly affected by factors such as:

  •
  actual or anticipated fluctuations in our operating results,

  •
  our ability to remain listed on Nasdaq,

  •
  changes in financial estimates by securities analysts,

  •
  announcements of technological innovations,

  •
  new products or new contracts by us or our competitors,

  •
  regulatory announcements,

  •
  developments with respect to patents or proprietary rights,

  •
  conditions and trends in the medical device and other technology industries,

  •
  adoption of new accounting standards affecting the medical device industry, and

  •
  general market conditions.

        In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for shares of early stage companies. These broad market fluctuations may adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Such litigation, if brought against us, could result in substantial costs and a diversion of management's attention and resources.

We are required to register for resale certain outstanding shares of our common stock and failure to achieve and maintain an effective registration statement may result in monetary penalties against us.

        The holders of approximately 10,573,497 shares of our common stock, including shares issuable upon exercise of outstanding warrants, have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. These registration rights impose monetary penalties against us of up to approximately $50,000 per month if we do not timely achieve an effective registration statement or if we are unable to maintain the effectiveness of a registration statement for one year. Because of our cash position, these penalties would negatively impact our ability to finance our operations.

Anti-takeover provisions in our organizational documents and Delaware law may discourage or prevent a change of control, even if an acquisition would be beneficial to our stockholders, which could affect our stock price adversely and prevent attempts by our stockholders to replace or remove our current management.

        Our certificate of incorporation and bylaws contain provisions that could delay or prevent a change of control of our company or changes in our board of directors that our stockholders might consider favorable. Some of these provisions:

  •
  authorize the issuance of preferred stock which can be created and issued by the board of directors without prior stockholder approval, with rights senior to those of the common stock;

  •
  provide for a classified board of directors, with each director serving a staggered three-year term;

  •
  prohibit our stockholders from filling board vacancies, calling special stockholder meetings, or taking action by written consent;

  •
  prohibiting our stockholders from making certain changes to our restated certificate of incorporation or restated bylaws except with 66 2/3% stockholder approval; and

  •
  require advance written notice of stockholder proposals and director nominations.

        In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These and other provisions in our certificate of incorporation, bylaws and Delaware law could make it more difficult for stockholders or potential acquirors to obtain control of our board of directors or initiate actions that are opposed by our then-current board of directors, including delay or impede a merger, tender offer, or proxy contest involving our company. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of our common stock to decline.

 Risks Related to our Intellectual Property and Potential Litigation

We depend on our intellectual property for the establishment and operation of our VOW Centers.

        We rely on a combination of trade secrets, know-how and confidentiality restrictions for the establishment and operation of our VOW Centers. We have expended significant efforts devising the types of products and services we will offer and the manner in which these will be delivered. Our ability to maintain the secrecy and confidentiality of our trade secrets and internal knowledge are crucial to the success of our business. Any failure to do so may negatively impact our prospects.

        Our obesity disease state management business may be difficult to insure against professional liability.

        With the sale of our Visualization Technology business we need to change the type of liability insurance which we carry. We are in the process of seeking amended insurance coverage, but may not be able to secure it on acceptable terms, or at all.

We may be subject to product liability claims and have limited insurance coverage.

        We face an inherent and significant business risk of exposure to product liability claims in the event that the use of our products, which were sold by us prior to the sale of the Visualization Technology business, results in personal injury or death. Also, in the event that any of those products proves to be defective, we may be required to recall or redesign such products. We are in the process of negotiating insurance coverage to cover such circumstances. However, we may not be able to obtain such coverage or our coverage limits may not be adequate to protect us from any liabilities we might incur. Product liability insurance is expensive and in the future may not be available to us on acceptable terms, if at all. A successful product liability claim or series of claims brought against us in excess of our insurance coverage would negatively impact our business. We have been notified of an intent to initiate litigation against us regarding a medical malpractice lawsuit in Florida. We are contesting this and have not been formally included in litigation.

If we are unable to protect our intellectual property, we may be unable to prevent other companies from using our technology in competitive products.

        We maintain ownership of the technology transferred to Viking Systems, Inc. in connection with the sale of our Visualization Technology business in April 2004. In the event Viking Systems does not make the required royalty payments to us, their rights in the technology will be terminated. In such case, we will be able to continue to commercialize that technology. To the extent we decide to incorporate that technology into our business, our future success will depend, in part, on our ability to continue developing patentable products, enforcing our patents and obtaining patent protection for our products both in the United States and in other countries. The patent positions of medical device companies, however, are generally uncertain and involve complex legal and factual questions. Patents may never issue from any patent applications owned by or licensed to us. Even if patents do issue, the claims allowed may not be sufficiently broad to protect our technology. In addition, issued patents owned by or licensed to us may be challenged, invalidated or circumvented, or the rights granted thereunder may not provide us with competitive advantages. Further, the medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Litigation, which would result in substantial expense, may be necessary to enforce any patents issued or licensed to us and/or to determine the scope and validity of proprietary rights of third parties or whether our products, processes or procedures infringe any such third-party proprietary rights.

        In addition to patents, we rely on unpatented trade secrets to protect our business and our proprietary technology. Others may independently develop or otherwise acquire the same or substantially equivalent plans or technologies or otherwise gain access to our proprietary technology or disclose our plans or technology. It is difficult to protect rights to unpatented ideas, plans or proprietary technology. Third parties may obtain patent rights to these unpatented trade secrets, which patent rights could be used to assert claims against us. We also rely on confidentiality agreements with our collaborators, employees, advisors, vendors and consultants to protect our proprietary technology. These agreements may be breached, we may not have adequate remedies for any breach and our trade secrets may otherwise become known or be independently developed by competitors. In addition, our agreements with employees and consultants require disclosure of ideas, developments, discoveries or inventions conceived during employment or consulting, as the case may be, and assignment to us of proprietary rights to such matters related to our business and technology. The extent to which efforts by others will result in patents and the effect on us of the issuance of such patents is unknown.

NOTE REGARDING FORWARD LOOKING STATEMENTS

        This prospectus contains or incorporates by reference forward-looking statements that involve risks and uncertainties. The statements contained or incorporated by reference in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the "1933 Act") and Section 21E of the Securities Exchange Act of 1934 (the "1934 Act"), including without limitation statements regarding our expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to us on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to us as of the date of such documents. We assume no obligation to update any such forward-looking statements. Our actual results may differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth above under "Risk Factors" and elsewhere in this prospectus and in the documents incorporated by reference into this prospectus. In evaluating our business, prospective investors should carefully consider these factors in addition to the other information set forth in this prospectus and incorporated herein by reference.

USE OF PROCEEDS

        The selling security holders identified below will receive all of the proceeds from the sale of the shares offered by this prospectus and we will receive no proceeds from this offering, with the exception of proceeds received upon the exercise of the warrants to the extent they are exercised for cash by the selling security holders. We intend to use any proceeds we receive from the exercise of the warrants for general corporate purposes.

SELLING SECURITY HOLDERS

        The following table sets forth the names of each of the selling security holders, the number of shares of common stock beneficially owned by each selling security holder immediately prior to the date of this prospectus, the number of shares subject to currently exercisable warrants, the number of shares that may be offered pursuant to this prospectus, and the number of shares of common stock that will be beneficially owned by each of the selling security holders after the offering is completed. This information is based upon information provided to us by each selling security holder with respect to itself only. For purposes of this table, beneficial ownership is determined in accordance with Securities and Exchange Commission rules, and includes voting power and investment power with respect to shares. Under these rules, shares issuable upon the exercise of currently exercisable warrants are considered outstanding for purposes of calculating the percentage owned by a person, but not for purposes of calculating the percentage owned by any other person. The percent of shares held is based on a total of 10,905,817 shares of common stock outstanding as of July 30, 2004, and the total shares and percent owned for each selling security holder includes shares issuable upon exercise of warrants held by such holder.

	Securities Beneficially Owned Prior to Offering
						Shares Beneficially Owned After the Offering
					Number of Shares Being Registered
Selling Security Holders		Shares Underlying Warrants
	Shares		Total	Percent		Shares	Percent
Alan Ennis SEP IRA	12,000	6,000	18,000	*	18,000	—	—
Alpha Capital AG	294,116	147,058	441,174	4.0	441,174	—	—
B/D Trust FBO C. Glen Dugdale	164,600	71,000	235,600	2.1	213,000	22,600	*
Baleno, John	29,410	14,705	44,115	*	44,115	—	—
Barbara A. Wigley Irrevocable Trust of 1993	117,650	58,825	176,475	1.6	176,475	—	—
Bauthier, Frederic	29,500	14,750	44,250	*	44,250	—	—
Boger, Stephen P.	29,410	14,705	44,115	*	44,115	—	—
Burkard, Thomas C. & Patricia F.	117,646	58,823	176,469	1.6	176,469	—	—
C.G. & Jo Dugdale CRT	65,000	17,500	82,500	*	52,500	30,000	*
Callahan, Sean Michael	18,000	9,000	27,000	*	27,000	—	—
Cataldo Pizzeria & Restaurant Inc.	58,822	29,411	88,233	*	88,233	—	—
Choma, Christopher P.	18,000	9,000	27,000	*	27,000	—	—
Dameron, Robert	168,553		168,553	1.55	168,553	—	—
Dugdale, C. Glen & Joan	82,000	41,000	123,000	1.1	123,000	—	—
Dugdale, Joan O.	50,900	22,000	72,900	*	66,000	6,900	*
Dugdale, Margaret L.	40,500	19,000	59,500	*	57,000	2,500	*
Dugdale, William C.	105,000	45,000	150,000	1.4	135,000	15,000	*
Dugdale, William K.	390,500	85,000	475,500	4.3	255,000	220,500	2.0
F. Berdon Co. LP	70,588	35,294	105,882	*	105,882	—	—
Feinberg, Richard	29,410	14,705	44,115	*	44,115	—	—
Gronbach, Arthur	12,000	6,000	18,000	*	18,000	—	—
Gruneisen III, Albert	175,000	87,500	262,500	2.4	262,500	—
Habib, David J.	29,410	14,705	44,115	*	44,115	—	—
Hathaway, Devon D.	105,000	45,000	150,000	1.4	135,000	15,000	*
Herman, Brian M.(2)(3)	26,356	39,770	66,126	*	39,534	—	—
Jacobs, Joseph G.	23,528	11,764	35,292	*	35,292	—	—
Joan Corrigan Revocable Trust	38,000	19,000	57,000	*	57,000	—	—
Keyser, Robert D. Jr.(2)	—	375,341	375,341	3.3	375,341	—	—
Korney, Scott & Gwendelyn	29,410	14,705	44,115	*	44,115	—	—
Lyons, Allan R.	50,000	25,000	75,000	*	75,000	—	—
MBD GST FBO C. Glen Dugdale	64,950	26,000	90,950	*	78,000	12,950	*
McCart, G. Kenneth	29,410	14,705	44,115	*	44,115	—	—
McDermott, Kevin	235,294	117,647	352,941	3.2	352,941	—	—
MedCap Partners, L.P.	2,246,695	940,271	3,186,966	26.9	2,820,813	366,153	3.4
Moran, Sean	29,410	14,705	44,116	*	44,115	—	—
Pancoast, Scott(1)	413,092		413,092	3.76	409,342	3,750	*
Paniccia, Anthony R.	58,822	29,411	88,233	*	88,233	—	—
Panza, Michael & Doris A.	29,410	14,705	44,115	*	44,115	—	—
Pashby, Andy	58,822	29,411	88,233	*	88,233	—	—
Pashby, Paul	29,410	14,705	44,115	*	44,115	—	—
Poliak, Albert(2)	—	375,340	375,340	3.3	375,340	—	—
SBIC Partners, L.P.	337,105		337,105	3.09	337,105	—	—
SDS Capital Group SPC, Ltd.	294,118	147,059	441,177	4.0	441,177	—	—
Shaub, David R., Jr.	50,000	25,000	75,000	*	75,000	—	—
Spectra Capital Management, LLC	294,116	147,058	441,174	4.0	441,174	—	—
Steel, Kenneth A., Jr.	150,000	75,000	225,000	2.1	225,000	—	—
Stolp, David C.	29,410	14,705	44,115	*	44,115	—	—
Stonestreet LP	352,940	176,470	529,410	4.7	529,410	—	—
Tomlin, Troy N.	19,000	9,500	28,500	*	28,500	—	—
Tringas, Alex	117,646	58,823	176,469	1.6	176,469	—	—
Tucker, JT	12,000	6,000	18,000	*	18,000	—	—
ViewTrade Financial	—	40,908	40,908	*	818,181	—	—
Whalehaven Fund Limited	176,470	88,235	264,705	2.4	264,705	—	—
Yaakovian, Joseph and Judy	36,646	18,323	54,969	*	54,969	—	—
Young, Vincent G.	58,822	29,411	88,233	*	88,233	—	—

Total:		3,764,953			10,573,497

*
Less than 1%
(1)
Includes 3,750 shares of common stock issuable upon exercise of a stock option. Mr. Pancoast is one of our directors, and has served in that capacity since March 2003.
(2)
Includes shares of common stock issuable upon exercise of warrants originally issued to ViewTrade Financial as placement agent in connection with our May 2004 financing. The warrants originally issued to ViewTrade Financial were exercisable, in the aggregate, for up to 818,181 shares of common stock. Of such amount, warrants to purchase up to 26,592 shares were transferred to Brian M. Herman, warrants to purchase up to 375,341 were transferred to Robert D. Keyser, Jr., and warrants to purchase up to 375,340 shares were transferred to Albert Poliak.

(3)
Mr. Herman is an officer of ViewTrade Financial, the placement agent for our May 2004 financing. Mr. Herman purchased his shares in the ordinary course of business and, at the time of purchase, had no agreements or understandings to distribute the purchased shares.

        The shares and warrants reflected in the table above were acquired by the selling security holders, in connection with three separate financing events completed by us. The first such financing event occurred in March 2003, in which we sold 1,000,000 shares of our Series A Convertible Preferred Stock for $0.95 per share to a small group of accredited investors, including Scott R. Pancoast, one of our current directors. The shares of Series A Convertible Preferred Stock are convertible into shares of common stock at any time on a one for one basis (subject to certain adjustments).

        The second such financing occurred in February 2004 in which we sold 439,000 shares of our common stock for $1.34 per share to a group of accredited investors. In connection with this financing, we also issued to these investors warrants to purchase up to an aggregate of 219,500 shares of our common stock at an exercise price of $1.97 per share.

        The third such financing occurred in May 2004 in which we sold 5,454,544 shares of our common stock for $0.85 per share to a group of accredited investors. In connection with this financing, we also issued to these investors warrants to purchase up to an aggregate of 2,727,272 shares of our common stock at an exercise price of $0.95 per share.

PLAN OF DISTRIBUTION

        The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the 1993 Act.

        The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

        The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

        We have notified the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS

        The legality of the issuance of the common stock being offered hereby is being passed upon by Heller Ehrman White & McAuliffe LLP, San Diego, California.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements), which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The following documents previously filed by us with the Securities and Exchange Commission pursuant to the 1934 Act are hereby incorporated by reference in this prospectus and made a part hereof:

  1.
  Our Annual Report on Form 10-K for the year ended December 31, 2003, filed March 30, 2004;

  2.
  Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2003, filed August 6, 2004.

  3.
  Our Current Report on Form 8-K filed March 8, 2004;

  4.
  Our Current Report on Form 8-K filed March 9, 2004;

  5.
  Our Current Report on Form 8-K filed April 20, 2004;

  6.
  Our Current Report on Form 8-K filed May 11, 2004;

  7.
  Our Quarterly Report on Form 10-Q filed May 17, 2004;

  8.
  Our Current Report on Form 8-K filed May 28, 2004; and

  9.
  The description of our common stock contained in our registration statement on Form S-1 (File No. 333-22985) filed with the SEC on July 2, 1997, including any amendment or report filed for the purpose of updating such description.

        All other documents we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this prospectus.

        Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Vista Medical Technologies, Inc, 2101 Faraday Avenue, Carlsbad, California 92008, Attention: Chief Financial Officer, telephone: (760) 603-9120. We have authorized no one to provide you with any information that differs from that contained in this prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the 1934 Act and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. Our filings are available to the public over the Internet at the Securities and Exchange Commission's website at www.sec.gov, as well as at our website at www.vistamt.com. You may also read and copy, at prescribed rates, any document we file with the Securities and Exchange Commission at the Public Reference Room of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Suite 1024, Washington, D.C. 20549. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the Securities and Exchange Commission's Public Reference Rooms.

* * *

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission Registration Fee.

Securities and Exchange Commission registration fee	$2,144
Accounting fees	20,000
Legal fees and disbursements	25,000
Miscellaneous	5,000

Total:	$57,144

Item 15. Indemnification of Officers and Directors.

        The registrant's Certificate of Incorporation, as amended, (the "Certificate") limits the liability of its directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the General Corporation Law of the State of Delaware. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability (i) for any breach of their duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) for unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided in Section 174 of the Delaware law, or (iv) for any transaction for which the director derived an improper personal benefit.

        The registrant's Certificate also provides that the registrant will indemnify its directors and officers to the fullest extent permitted by Delaware law and, together with the registrant's Bylaws, provides that the registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the registrant, or is or was serving at the request of the registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. The Certificate also empowers the Board of Directors to provide, at its option, similar indemnification to employees or agents of the registrant. The registrant has entered into separate indemnification agreements with its directors and officers that could require the registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 16. Exhibits.

        The following documents are filed herewith (unless otherwise indicated) and made a part of this registration statement.

Exhibit Number	Description of Exhibit
4.1	Selling Agreement between us and ViewTrade Financial as placement agent, dated March 30, 2004.(1)
4.2	Selling Agent's Warrant issued by us to ViewTrade Financial, dated May 26, 2004.(1)
4.3	Form of Subscription Agreement between us and each investor in our financing that closed May 26, 2004.(1)
4.4	Form of Common Stock Purchase Warrant issued to each investor in our financing that closed May 26, 2004.(1)
4.5*	Common Stock and Warrant Purchase Agreement dated February 9, 2004, between us and each of the investors in our financing that closed February 9, 2004.
4.6*	Registration Rights Agreement dated February 9, 2004, between us and each of the investors in our financing that closed February 9, 2004.
4.7	Registration Rights Agreement dated March 3, 2003, by and among us and the investors in our Series A Convertible Preferred Stock financing.(2)
4.8	Preferred Stock Purchase Agreement dated March 3, 2003, by and among us and the investors in our Series A Convertible Preferred Stock financing.(2)
5.1*	Opinion of Heller Ehrman White & McAuliffe LLP
23.1	Consent of Heller Ehrman White & McAuliffe LLP (filed as part of Exhibit 5.1)
23.2**	Consent of Ernst & Young LLP, Independent Auditors
24.1	Power of Attorney (included on signature page)

*
Previously filed.

**
To be filed by amendment.

(1)
Filed as an exhibit to our Current Report on Form 8-K filed May 28, 2004.

(2)
Filed as an exhibit to our Annual Report on Form 10-K filed March 31, 2003.

Item 17. Undertakings.

        A.    The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

              (i)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933 (the "1933 Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.    Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Carlsbad, State of California, on August 25, 2004.

Vista Medical Technologies, Inc.
By	/s/ JOHN R. LYON
John R. Lyon President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of John R. Lyon and Howard Sampson as his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-3 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his/her substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-3 has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JOHN R. LYON John R. Lyon	President and Chief Executive Officer (Principal Executive Officer)	August 25, 2004
/s/ HOWARD SAMPSON Howard Sampson	Chief Financial Officer and Secretary (Principal Accounting Officer)	August 25, 2004
/s/ C. FRED TONEY C. Fred Toney	Director	August 25, 2004
* Scott Pancoast	Director	August 25, 2004
/s/ JAMES D. DURHAM James D. Durham	Director	August 25, 2004
* George DeHuff	Director	August 25, 2004
* Dr. Michael Owens	Director	August 25, 2004
/s/ JAMES HORNTHAL James Hornthal	Director	August 25, 2004
*By:	/s/ JOHN R. LYON John R. Lyon Attorney-in-fact

VISTA MEDICAL TECHNOLOGIES, INC.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Selling Agreement between us and ViewTrade Financial as placement agent, dated March 30, 2004.(1)
4.2	Selling Agent's Warrant issued by us to ViewTrade Financial, dated May 26, 2004.(1)
4.3	Form of Subscription Agreement between us and each investor in our financing that closed May 26, 2004.(1)
4.4	Form of Common Stock Purchase Warrant issued to each investor in our financing that closed May 26, 2004.(1)
4.5*	Common Stock and Warrant Purchase Agreement dated February 9, 2004, between us and each of the investors in our financing that closed February 9, 2004.
4.6*	Registration Rights Agreement dated February 9, 2004, between us and each of the investors in our financing that closed February 9, 2004.
4.7	Registration Rights Agreement dated March 3, 2003, by and among us and the investors in our Series A Convertible Preferred Stock financing.(2)
4.8	Preferred Stock Purchase Agreement dated March 3, 2003, by and among us and the investors in our Series A Convertible Preferred Stock financing.(2)
5.1*	Opinion of Heller Ehrman White & McAuliffe LLP
23.1	Consent of Heller Ehrman White & McAuliffe LLP (filed as part of Exhibit 5.1)
23.2**	Consent of Ernst & Young LLP, Independent Auditors
24.1	Power of Attorney (included on signature page)

*
Previously filed.

**
To be filed by amendment.

(1)
Filed as an exhibit to our Current Report on Form 8-K filed May 28, 2004.

(2)
Filed as an exhibit to our Annual Report on Form 10-K filed March 31, 2003.

QuickLinks

TABLE OF CONTENTS
ABOUT VISTA MEDICAL TECHNOLOGIES, INC.
PROSPECTUS SUMMARY
RISK FACTORS
Risks Related to our Business and Industry
Risks Related to our Financial Results and Need for Financing
Risks Related to the Securities Markets and Ownership of our Common Stock
Risks Related to our Intellectual Property and Potential Litigation
NOTE REGARDING FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Officers and Directors.
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
POWER OF ATTORNEY
VISTA MEDICAL TECHNOLOGIES, INC. EXHIBIT INDEX